EXHIBIT 23.1         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Dated: July 14, 2009

To Whom It May Concern:

The firm of Stan J.H. Lee, CPA consents to the inclusion of our report of May 20, 2009 on the audited financial statements of Glacier Enterprises, Inc. as of April 30, 2009, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Stan J.H. Lee, CPA
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Stan J.H. Lee, CPA
Fort Lee, NJ 07024